EXHIBIT 4.3

NEW YORK CITY REIT, INC.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

    FIRST: The Board of Directors (the “Board”) of New York City REIT, Inc., a Maryland corporation (the “Company”), pursuant to Section 5.7 of Article V of the charter of the Company (the “Charter”), has decreased the Aggregate Share Ownership Limit for all Persons other than any Excepted Holder and certain other individuals and entities identified by the Board to 6% in value of the aggregate of the outstanding Shares and 6% (in value or in number of Shares, whichever is more restrictive) of any class or series of Shares. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Charter.

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 10th day of August, 2022.

ATTEST:                    NEW YORK CITY REIT, INC.

By: /s/ Christopher J. Masterson        By: /s/ Edward M. Weil, Jr. ____ (SEAL)
Name: Christopher J. Masterson        Name: Edward M. Weil, Jr.
Title: Chief Financial Officer        Title:    Chief Executive Officer